EXHIBIT 99.1

Amgen’s Third Quarter 2003 Adjusted Earnings Per Share

Increases 56% To 53 Cents

Third Quarter 2003 Gaap Earnings Per Share 46 Cents

Versus Third Quarter 2002 $2.10 Loss

Total Product Sales Increase 54%

2003 EPOGEN®/Aranesp® Sales Guidance Raised to a Range of

$3.8 to $4.0 Billion From $3.7 to $3.9 Billion

2003 Total Product Sales Guidance Revised to a Range of $7.6 to

$7.9 Billion From $7.5 to $8.0 Billion

Adjusted Earnings Per Share Guidance Unchanged

THOUSAND OAKS, Calif., October 21, 2003 – Amgen Inc. (Nasdaq: AMGN) today announced that adjusted earnings per share for the third quarter of 2003 was 53 cents versus adjusted earnings per share of 34 cents for the third quarter of 2002, an increase of 56%. Adjusted net income was $714 million in the third quarter of 2003 versus adjusted net income of $437 million in the third quarter of 2002, a 63% increase.

Adjusted earnings per share and adjusted net income for the three months ended September 30, 2003 and 2002 exclude certain expenses related to the acquisition of Immunex, and certain other items. These expenses and other items are detailed on the reconciliation tables below.

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen reported earnings per share of 46 cents in the third quarter of 2003 versus a loss of $2.10 per share in the third quarter of 2002. GAAP net income for the third quarter 2003 was $612 million versus a loss of $2.6 billion in the third quarter of 2002. The third quarter 2002 loss was principally due to the one-time write-off of in-process research and development of $3 billion related to the acquisition of Immunex.

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Total revenue increased 47% to $2.2 billion in the third quarter of 2003 versus the same period in 2002.

“This quarter we’ve seen solid performance across all of our marketed products, highlighted by the continuing success of Aranesp® ,” said Kevin Sharer, chairman and chief executive officer. “Our pipeline continues to progress, including our recent regulatory filings for cinacalcet HCl, a novel treatment that may help chronic kidney disease patients with secondary hyperparathyroidism who are at risk of significant bone disease and cardiovascular complications. This quarter was also an active quarter in our collaborations with other companies as we continue our outreach efforts. I want to thank all of our staff at Amgen for their hard work towards bringing important therapies to people with serious illnesses,” Sharer added.

Product Sales Performance and Expenses

Total product sales in the quarter were $2.1 billion, an increase of 54% over the same period last year. U.S. product sales were $1.8 billion, an increase of 47% versus the third quarter of last year. International sales were $300 million for the third quarter versus $138 million for the same quarter last year, an increase of 117%. Without the beneficial impact of foreign exchange in the third quarter, international sales would have grown 91%.

For the third quarter, combined worldwide sales of EPOGEN® (Epoetin alfa), Amgen’s anemia therapy for patients on dialysis, and Aranesp® (darbepoetin alfa), its latest anemia product for the treatment of anemia associated with chronic renal failure and anemia due to chemotherapy, increased 58% to $1.1 billion from $672 million for the third quarter of 2002. This increase was substantially driven by worldwide Aranesp® sales. EPOGEN® sales were $626 million for the third quarter, an increase of 12% over the same quarter last year. The company indicated that the growth was principally due to a favorable revised estimate of dialysis demand for prior quarters. This adjustment, which results from spillover, is due to the company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s 2002 Form 10-K for a more detailed discussion of this relationship and a description of spillover.)

EPOGEN® demand in the third quarter grew in the mid-single-digit range compared to the prior year. For the full year 2003, the company continues to believe that underlying dialysis patient growth, in the range of 4% to 5%, will principally drive EPOGEN® sales.

Worldwide Aranesp® sales in the third quarter were $438 million versus $114 million in the third quarter of last year. The company believes worldwide Aranesp® sales were primarily driven by demand. Sales growth reflects the mid-year 2002 approval for the incremental indication for chemotherapy-induced anemia in

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

oncology in the U.S. and growth in Europe. Third quarter U.S. Aranesp® sales were $284 million versus $77 million last year. International Aranesp® sales were $154 million versus $37 million in the third quarter last year. The growth in international Aranesp® sales was aided by $19 million in foreign exchange benefits due to a weaker U.S. dollar.

The company now expects combined EPOGEN®/Aranesp® sales to be between $3.8 and $4.0 billion in 2003 versus the previous range of between $3.7 and $3.9 billion.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 39% to $657 million from $474 million in the third quarter last year. Worldwide Neulasta® sales were $327 million in the third quarter of 2003, $23 million of which were international sales. U.S. Neulasta® sales were $304 million in the third quarter versus $142 million for the third quarter last year, and were demand driven. Worldwide NEUPOGEN® sales were $330 million for the third quarter of 2003, a slight decline from the third quarter of 2002. This reflects a decline in the U.S. due to conversion to Neulasta®, offset by the sales growth in international markets. Neulasta® is Amgen’s once-per-cycle product for decreasing the risk of chemotherapy-related infections, and NEUPOGEN® is used to decrease the incidence of infection during many types of cancer-related chemotherapy. The company indicated that the conversion from NEUPOGEN® to Neulasta® has slowed in the U.S.

On a geographic basis, third quarter NEUPOGEN® sales were $228 million in the U.S. versus $241 million in the third quarter of 2002, and $103 million outside the U.S. versus $91 million in the third quarter of 2002. International NEUPOGEN® sales growth was due to a weaker U.S. dollar.

The company continues to expect combined NEUPOGEN®/Neulasta® sales to range between $2.4 and $2.6 billion in 2003.

ENBREL® (etanercept), Amgen’s leading inflammation biologic, had third quarter sales of $342 million, a 116% increase over third quarter 2002 sales of $158 million. ENBREL® sales in the third quarter were driven by new patients in both rheumatology and dermatology. Third quarter 2002 ENBREL® sales were adversely affected by supply shortages, and to a lesser extent, reflect two weeks fewer sales as a result of the acquisition of Immunex on July 15, 2002. Amgen continues to expect ENBREL® sales to range between $1.2 and $1.4 billion in 2003.

The company now expects total product sales will range between $7.6 and $7.9 billion in 2003 versus the previous range of between $7.5 and $8.0 billion. Total revenue is now expected to range between $8.1 billion and $8.4 billion versus the previous range of between $8.0 and $8.5 billion.

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Operating Expenses on an adjusted basis in both periods were as follows:

•	Cost of sales increased to $336 million in the third quarter of 2003 from $201 million in the third quarter of 2002 primarily due to increased sales. Cost of sales as a percent of product sales increased from 14.9% in the third quarter of 2002 to 16.1% in the third quarter of 2003, reflecting a greater portion of ENBREL®, which has higher manufacturing costs and royalties, in Amgen’s product sales mix.

•	In the third quarter of 2003, Research and Development (R&D) expense was $400 million versus $304 million in the third quarter of 2002. This increase was primarily due to additional R&D headcount, higher clinical trial and clinical manufacturing activity, and higher licensing and milestone fees associated with collaborations.

•	Selling, General and Administrative (SG&A) expense was $479 million in the third quarter of 2003 versus $377 million for the prior year. This increase was primarily due to support of ENBREL®, the Wyeth profit share related to ENBREL® and higher staff-related expenses to support new products in competitive markets.

Amgen indicated that it expected fourth quarter adjusted 2003 R&D and SG&A spending to be higher than previous quarters of 2003 in dollars and as a percentage of sales. Amgen also indicated that it now expects adjusted operating expense to range between $4.7 and $4.9 billion for 2003 versus the previous range of between $4.6 and $4.8 billion.

For the full year, the company continues to expect adjusted earnings per share to be in the range of $1.85 to $1.95. The company indicated that in the fourth quarter it will expense the up-front payment of $86.5 million associated with the licensing agreement with Biovitrum. This payment will impact GAAP and adjusted earnings.

In the third quarter of 2003, share repurchases were $323 million representing the repurchase of approximately 5 million shares. Through the first nine months of 2003, share repurchases were approximately $1.2 billion representing 20 million shares. Capital expenditures in the third quarter were $388 million compared to $209 million for the same period a year ago. The increase was principally related to the company’s Puerto Rico manufacturing expansion, the construction of the company’s research center in Seattle, and the building of a new ENBREL® manufacturing plant in Rhode Island. The company’s cash and marketable securities were $5.0 billion at the end of the quarter.

The company announced plans to provide financial guidance for 2004 on a conference call in December.

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Pipeline Update

Amgen announced that it had submitted an application to the European Agency for the Evaluation of Medicinal Products for cinacalcet HCl, the company’s first small molecule therapeutic, for hyperparathyroidism.

The company announced earlier that it had received approval for a 50 mg once-weekly dosage of ENBREL® for adult patients across all indications, including moderately-to-severely active rheumatoid arthritis (RA), active arthritis in patients with psoriatic arthritis and active ankylosing spondylitis (AS), and a 0.8mg/kg once-weekly dosage (maximum 50 mg per week) for patients ages four to 17 years with moderately-to-severely active juvenile rheumatoid arthritis.

The company indicated that it has almost 40 development programs. Included are molecules that may provide advancements in oncology supportive care, targeted treatment of malignancy, pain control, management of inflammatory disease, treatment of neurodegenerative diseases, control of bone turnover, and the management of metabolic disturbances.

The company also announced plans to hold a meeting to review its R&D pipeline in the first quarter of 2004.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible US legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

CONTACT:	Amgen, Thousand Oaks
Sabrina Johnson, 805/447-4587 (Media)
Cary Rosansky, 805/447-1060 (Investors)

# # #

NOTE TO EDITORS: An electronic version of this news release may be accessed via our web site at www.amgen.com. Visit the Corporate Center and click on Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the web site.

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Appendix I

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2003				Three Months Ended September 30, 2002
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,078.1	$—		$2,078.1	$1,345.8	$—		$1,345.8
Royalty income	100.5	—		100.5	90.7	—		90.7
Corporate partner revenues	28.8	—		28.8	62.8	—		62.8

Total revenues	2,207.4	—		2,207.4	1,499.3	—		1,499.3

Operating expenses:
Cost of sales	340.0	(4.4	)(1)	335.6	226.4	(3.5	)(1)	200.7
						(22.2	)(4)
Research and development	407.5	(7.2	)(1)	400.3	312.6	(8.5	)(1)	304.1
Selling, general and administrative	483.0	(3.7	)(1)	479.3	394.9	(9.9	)(1)	376.9
						(8.1	)(5)
Write off of acquired in-process R&D	—	—		—	2,991.8	(2,991.8	)(6)	—
Amortization of intangible assets	83.9	(83.9	)(2)	—	70.6	(70.6	)(2)	—
Loss (earnings) of affiliates, net	36.2	(47.1	)(3)	(10.9)	(3.4)	—		(3.4)
Other items, net	—	—		—	(35.5)	35.5	(7)	—

Total operating expenses	1,350.6	(146.3)		1,204.3	3,957.4	(3,079.1)		878.3

Operating income (loss)	856.8	146.3		1,003.1	(2,458.1)	3,079.1		621.0

Other income (expense):
Interest and other income, net	17.2	—		17.2	23.7	—		23.7
Interest expense, net	(7.8)	—		(7.8)	(11.6)	—		(11.6)

Total other income	9.4	—		9.4	12.1	—		12.1

Income (loss) before income taxes	866.2	146.3		1,012.5	(2,446.0)	3,079.1		633.1

Provision for income taxes	254.1	44.8	(10)	298.9	155.6	40.7	(10)	196.3

Net income (loss)	$612.1	$101.5		$713.6	$(2,601.6)	$3,038.4		$436.8

Earnings (loss) per share:
Basic	$0.47			$0.55	$(2.10)			$0.35
Diluted (11)	$0.46			$0.53	$(2.10)			$0.34

Shares used in calculation of earnings (loss) per share:
Basic	1,289.4			1,289.4	1,241.7			1,241.7
Diluted (11)	1,347.9			1,347.9	1,241.7			1,302.7

(1) - (11)	See explanatory notes

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Nine Months Ended September 30, 2003				Nine Months Ended September 30, 2002
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$5,630.5	$—		$5,630.5	$3,369.6	$—		$3,369.6
Royalty income	283.8	—		283.8	239.1	—		239.1
Corporate partner revenues	95.4	—		95.4	148.2	—		148.2

Total revenues	6,009.7	—		6,009.7	3,756.9	—		3,756.9
Operating expenses:
Cost of sales	952.4	(14.2	)(1)	938.2	461.9	(3.5	)(1)	436.2
						(22.2	)(4)
Research and development	1,152.5	(26.0	)(1)	1,126.5	749.6	(8.5	)(1)	741.1
Selling, general and administrative	1,326.6	(12.2	)(1)	1,314.4	961.2	(9.9	)(1)	943.2
						(8.1	)(5)
Write off of acquired in-process R&D	—	—		—	2,991.8	(2,991.8	)(6)	—
Amortization of intangible assets	251.8	(251.8	)(2)	—	70.6	(70.6	)(2)	—
Loss (earnings) of affiliates, net	14.3	(47.1	)(3)	(32.8)	(6.8)	—		(6.8)
Other items, net	(24.0)	74.0	(8)	—	(35.5)	35.5	(7)	—
		(50.0	)(9)		—	—

Total operating expenses	3,673.6	(327.3)		3,346.3	5,192.8	(3,079.1)		2,113.7
Operating income (loss)	2,336.1	327.3		2,663.4	(1,435.9)	3,079.1		1,643.2

Other income (expense):
Interest and other income, net	90.4	—		90.4	112.9	—		112.9
Interest expense, net	(23.5)	—		(23.5)	(31.3)	—		(31.3)

Total other income	66.9	—		66.9	81.6	—		81.6

Income (loss) before income taxes	2,403.0	327.3		2,730.3	(1,354.3)	3,079.1		1,724.8

Provision for income taxes	690.4	115.3	(10)	805.7	494.0	40.7	(10)	534.7

Net income (loss)	$1,712.6	$212.0		$1,924.6	$(1,848.3)	$3,038.4		$1,190.1

Earnings (loss) per share:
Basic	$1.33			$1.49	$(1.67)			$1.08
Diluted (11)	$1.28			$1.44	$(1.67)			$1.04

Shares used in calculation of earnings (loss) per share:
Basic	1,289.4			1,289.4	1,105.5			1,105.5
Diluted (11)	1,348.0			1,348.0	1,105.5			1,160.1

(1) - (11)	See explanatory notes

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. The total estimated remaining costs of such retention benefits is approximately $40 million, pre-tax, and will be incurred through the quarter ending June 30, 2004.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL®, related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.

(3)	To exclude the impact to the Company of a legal settlement paid to Genentech, Inc. (“Genentech”) in connection with settling a patent litigation matter relating to the Company’s processes for producing NEUPOGEN® and Neulasta®. Pursuant to the terms of a license agreement between the Company and Kirin-Amgen, Inc. (“KA”), an entity 50% owned by the Company, KA is obligated to indemnify the Company for the payment made to Genentech. The Company accounts for its ownership interest in KA under the equity method and, accordingly, recorded its share of such loss incurred by KA in “Loss (earnings) of affiliates, net.”

(4)	To exclude the non-cash expense related to valuing the inventory acquired from Immunex at fair value.

(5)	To exclude external, incremental consulting and systems integration costs directly associated with the integration of Immunex.

(6)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Immunex acquisition.

(7)	To exclude a benefit related to the recovery of certain amounts previously provided for in connection with terminating collaboration agreements with various third parties, principally Praecis Pharmaceuticals.

(8)	To exclude a benefit for the recovery of costs and expenses associated with a legal award related to an arbitration proceeding with Johnson & Johnson.

(9)	To exclude a cash contribution to the Amgen Foundation.

(10)	To reflect the tax effect of the above adjustments, except for the write-off of acquired in-process research and development (see Note 6).

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(11)	The following tables present the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended September 30, 2003		Three Months Ended September 30, 2002
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (loss) (Numerator):
Net income (loss) for basic EPS	$612.1	$713.6	$(2,601.6)	$436.8
Adjustment for interest expense on Convertible Notes, net of tax	5.2	5.2	—	5.2

Income (loss) for diluted EPS, after assumed conversion of Convertible Notes	$617.3	$718.8	$(2,601.6)	$442.0

Shares (Denominator):
Weighted-average shares for basic EPS	1,289.4	1,289.4	1,241.7	1,241.7
Effect of Dilutive Securities	23.5	23.5	—	26.0
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	—	35.0

Adjusted weighted-average shares for diluted EPS	1,347.9	1,347.9	1,241.7	1,302.7

Diluted earnings (loss) per share	$0.46	$0.53	$(2.10)	$0.34

	Nine Months Ended September 30, 2003		Nine Months Ended September 30, 2002
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (loss) (Numerator):
Net income (loss) for basic EPS	$1,712.6	$1,924.6	$(1,848.3)	$1,190.1
Adjustment for interest expense on Convertible Notes, net of tax	15.6	15.6	—	12.1

Income (loss) for diluted EPS, after assumed conversion of Convertible Notes	$1,728.2	$1,940.2	$(1,848.3)	$1,202.2

Shares (Denominator):
Weighted-average shares for basic EPS	1,289.4	1,289.4	1,105.5	1,105.5
Effect of Dilutive Securities	23.6	23.6	—	27.2
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	—	27.4

Adjusted weighted-average shares for diluted EPS	1,348.0	1,348.0	1,105.5	1,160.1

Diluted earnings (loss) per share	$1.28	$1.44	$(1.67)	$1.04

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Appendix II

Amgen Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and marketable securities	$5,025.0	$4,663.9
Trade receivables, net	1,001.4	752.4
Inventories	684.8	544.9
Other current assets	582.8	442.3

Total current assets	7,294.0	6,403.5
Property, plant, and equipment, net	3,456.7	2,813.5
Intangible assets, net	4,542.1	4,801.9
Goodwill	9,870.7	9,871.1
Other assets	705.3	566.3

Total assets	$25,868.8	$24,456.3

Liabilities and Stockholders’ Equity
Current liabilities	$1,548.3	$1,529.2
Deferred tax liabilities	1,791.4	1,593.4
Long-term debt	3,071.8	3,047.7
Stockholders’ equity	19,457.3	18,286.0

Total liabilities and stockholders’ equity	$25,868.8	$24,456.3

Shares outstanding	1,289.6	1,289.1

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Appendix III

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
EPOGEN® - U.S	$625.9	$558.4	$1,784.1	$1,640.9

Aranesp® - U.S.	283.9	76.8	658.4	134.3

Aranesp® - International	154.4	36.9	382.4	74.3

NEUPOGEN® - U.S.	227.9	241.1	655.2	802.3

NEUPOGEN® - International	102.5	91.1	290.0	248.3

Neulasta® - U.S.	304.3	141.7	847.7	251.5

Neulasta® - International	22.6	—	40.6	—

ENBREL® - U.S.	329.1	150.5	887.3	150.5

ENBREL® - International	12.5	7.6	32.3	7.6

Other product sales - U.S.	7.3	39.1	30.5	55.5

Other product sales - International	7.7	2.6	22.0	4.4

Total product sales	$2,078.1	$1,345.8	$5,630.5	$3,369.6

U.S.	$1,778.4	$1,207.6	$4,863.2	$3,035.0

International	299.7	138.2	767.3	334.6

	$2,078.1	$1,345.8	$5,630.5	$3,369.6

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Third Quarter 2003 Adjusted Earnings Per Share Increases 56% to 53 Cents

Appendix IV

Amgen Inc.

Reconciliation of “Adjusted” Earnings Guidance to GAAP Earnings Guidance

for the Year Ended December 31, 2003

2003
“Adjusted” earnings per share guidance	$1.85 - $ 1.95

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets	(0.16)
Merger related retention expenses	(0.03)
Amgen Foundation contribution	(0.02)
Genentech litigation settlement	(0.02)
J&J arbitration recovery	0.03

GAAP earnings per share guidance	$1.65 - $1.75

“Adjusted” operating expense guidance	$4.7 to $4.9 billion

Impact of known adjustments to arrive at GAAP operating expenses:
Amortization of acquired intangible assets	340 million
Merger related retention expenses	70 million
Amgen Foundation contribution	50 million
Genentech litigation settlement	47 million
J&J arbitration recovery	(74 million )

GAAP operating expense guidance	$5.1 to $5.3 billion